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                                                                    Exhibit 23.1



                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
1st Colonial Bancorp, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-111592 and 333-111593) on Form S-8s for the Stock Option Plan for Non-Employee Directors and the Employee Stock Option Plan of 1st Colonial Bancorp, Inc. of our report dated March 6, 2004, with respect to the consolidated statements of financial condition of 1st Colonial Bancorp, Inc. and subsidiary (the Company) as of December 31, 2003 and 2002, and the related consolidated statements of operations, shareholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2003, which report appears in the December 31, 2003, annual report on Form 10-KSB of the Company.


/s/ KPMG LLP

Philadelphia, PA
March 17, 2004